Free Writing Prospectus Filed Pursuant to Rule 433, Registration Statement Nos. 333-209682 and 333-209682-01

JPMorgan Chase 270 Park Avenue, New York, NY 10017-2070 NYSE symbol: JPM www.jpmorganchase.com

FOR IMMEDIATE RELEASE

JPMorgan Chase FINANCIAL COMPANY LLC ANNOUNCES THRESHoLD PRICE AND INITIAL REFERENCE PRICE FOR cash-settled EQUITY LINKED NOTES LINKED TO THE COMMON STOCK OF VOYA FINANCIAL, INC. due May 1, 2023

New York, (February 6, 2018) – Following the pricing of its public offering of $350 million of cash-settled equity linked notes linked to the common stock of Voya Financial, Inc. (“Voya”) due May 1, 2023 (the “Notes”), JPMorgan Chase Financial Company LLC (the “Issuer”) today announces the threshold price and initial reference price of the Notes.

The threshold price of the Notes has been set at $67.68198, representing a 32.5% premium over the initial reference price of $51.08074, which equals the arithmetic average of the volume-weighted average prices of one share of Voya common stock over the five consecutive trading days beginning on, and including, January 31, 2018 and ending on, and including, February 6, 2018.

Settlement and delivery of the Notes took place on February 2, 2018.

About JPMorgan Chase & Co.

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.5 trillion and operations worldwide. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing, and asset management. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of customers in the United States and many of the world's most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

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Investment suitability must be determined individually for each investor, and the Notes may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice.

Investors should consult with their own advisors as to these matters.

Media contact: Jessica Francisco, 212-270-1719, Jessica.francisco@jpmorgan.com

JPMorgan Chase 270 Park Avenue, New York, NY 10017-2070 NYSE symbol: JPM www.jpmorganchase.com

FOR IMMEDIATE RELEASE

JPMorgan Chase & Co. and JPMorgan Chase Financial Company LLC have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate.

Before you invest, you should read the prospectus in that registration statement and the other documents relating to any offerings to which these materials relate that JPMorgan Chase & Co. and JPMorgan Chase Financial Company LLC have filed with the SEC for more complete information about JPMorgan Chase & Co., JPMorgan Chase Financial Company LLC and any offering to which these materials relate.

You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase & Co., JPMorgan Chase Financial Company LLC or any agent or any dealer participating in the any offerings to which these materials relate will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, underlying supplement and pricing supplement if you so request by calling toll-free 866-535-9248.

Media contact: Jessica Francisco, 212-270-1719, Jessica.francisco@jpmorgan.com